UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2015

STANCORP FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

State of Oregon	1-14925	93-1253576
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 SW Sixth Avenue, Portland, Oregon		97204
(Address of principal executive offices)		(Zip Code)

(971) 321-7000

(Registrant’s telephone number, including area code)

No Change

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On July 23, 2015, StanCorp Financial Group, Inc., an Oregon corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Meiji Yasuda Life Insurance Company, a mutual insurance company (seimei hoken sōgo-kaisha) organized under the Laws of Japan (“Meiji Yasuda”), and MYL Investments (Delaware) Inc., a Delaware corporation and wholly-owned subsidiary of Meiji Yasuda (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Meiji Yasuda.

The Company’s Board of Directors (the “Board”) unanimously (1) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of the Company’s shareholders, (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (3) recommended to the shareholders of the Company that they vote in favor of adopting the Merger Agreement in accordance with its terms, (4) directed that such matter be submitted to the shareholders of the Company at a meeting of such shareholders for their adoption and (5) approved any other arrangements contemplated by the Merger Agreement.

At the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, no par value, issued and outstanding immediately prior to the Effective Time, other than certain excluded shares, will be converted into the right to receive $115.00 in cash, without interest (the “Per Share Merger Consideration”). Shares of common stock held by Meiji Yasuda or the Company or their respective direct or indirect wholly-owned subsidiaries will not be entitled to receive the Per Share Merger Consideration. Options, awards of restricted stock units and awards of performance-based restricted stock units granted or issued under various benefit plans will paid out as described below under “Treatment of Benefit Plans”.

Shareholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special shareholder meeting that will be held on a date to be announced. Completion of the Merger is subject to various closing conditions, including, but not limited to, (1) adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Company common stock (the “Shareholder Approval”), (2) requisite approval of the Japan Financial Services Agency of an application and notification filing by Meiji Yasuda, (3) the receipt of certain insurance regulatory approvals and (4) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party’s obligation to consummate the Merger also is subject to certain additional conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period, and to convene and hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval.

Pursuant to the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York City time) on August 17, 2015 (such period, the “Go-Shop Period” and such date, the “No-Shop Period Start Date”), the Company and its representatives may initiate, solicit and encourage alternative acquisition proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company will become subject to customary “no shop” restrictions on its ability to initiate, solicit or encourage alternative acquisition proposals. However, if a third party makes a proposal during the Go-Shop Period that the Board determines, after consultation with outside counsel and its financial advisor, is (or could reasonably be expected to be) a Superior Proposal (as defined below), the Company may continue to negotiate with such third party for an additional twenty days following the No-Shop Period Start Date. Additionally, at any time prior to receipt of the Shareholder Approval, the Company may provide information to and negotiate with third parties who submit alternative acquisition proposals (whether submitted before or after the No-Shop Period Start Date) that the Board has determined, after consultation with outside counsel and its financial advisor, are (or could reasonably be expected to be) Superior Proposals. Further, subject to certain limitations, at any time prior to the receipt of Shareholder Approval, the Board may change its recommendation and the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the payment by the Company to Meiji Yasuda of a termination fee in the amount of $180 million (which is reduced to $90 million if the

Merger Agreement is terminated within 45 days after the date of the Merger Agreement (as such period may be extended during the pendency of any Match Period (as defined below)) in connection with entering into an alternative acquisition agreement with a third party who submitted an alternative acquisition proposal during the Go-Shop Period).

Prior to receipt of the Shareholder Approval, the Board may change its recommendation (a “Change in Recommendation”) upon the occurrence of a development or change in circumstances that occurs or arises after the execution of the Merger Agreement (other than an acquisition proposal) or that was not known to the Board at the time of execution of the Merger Agreement (an “Intervening Event”), if the Board determines in good faith, after consultation with its outside counsel and financial advisor, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s shareholders. In addition, prior to receipt of the Shareholder Approval, the Board may change its recommendation upon receipt of an alternative acquisition proposal that the Board has determined in good faith, after consultation with outside counsel and its financial advisor, is more favorable to the Company’s shareholders than the Merger and the other transactions contemplated by the Merger Agreement (taking into account any adjustments to the Merger Agreement as described below), after due consideration of all of the terms and conditions of such acquisition proposal (including all legal, financial, regulatory, timing and other aspects of the proposal) (such proposal, a “Superior Proposal”).

Prior to effecting a Change in Recommendation or terminating the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, the Board must provide Meiji Yasuda with advance written notice of its intention to do so, which notice will specify in reasonable detail the basis for the Change in Recommendation and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the material terms thereof. Meiji Yasuda has five business days after receipt of such notice (the “Match Period”) to negotiate with the Company to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Board not to effect a Change in Recommendation. The Board may effect a Change in Recommendation only if Meiji Yasuda does not make a proposal (including any revisions to the terms of the Merger Agreement) within the Match Period that the Board determines in good faith after consultation with outside counsel and its financial advisor, obviates the need for a Change in Recommendation. Meiji Yasuda will be entitled to match any proposal (or subsequent proposal) received from a particular bidder; however, the Match Period for subsequent proposals will be three business days.

If the Merger Agreement is terminated by Meiji Yasuda because the Board changes its recommendation, or the Company terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, the termination fee payable by the Company to Meiji Yasuda will be $180 million (reduced, as noted above, to $90 million in certain circumstances). A termination fee of $180 million is also payable by the Company if a third party has announced an alternative acquisition proposal, shareholder approval has not been obtained and the Company consummates (or enters into a definitive agreement to consummate and subsequently consummates) an alternative acquisition within 12 months of the termination of the Merger Agreement. Under these circumstances, the Company will reimburse Meiji Yasuda’s expenses (up to a cap of $20 million) upon termination of the Merger Agreement, which will be credited against any termination fee payable to Meiji Yasuda upon consummation of such alternative acquisition.

In addition, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by April 25, 2016, which date can be extended by either party until July 25, 2016 in the event of delays in obtaining regulatory approval.

Treatment of Equity Incentive Awards

Pursuant to the Merger Agreement, at or immediately prior to the Effective Time, each option to purchase shares of Common Stock, whether vested or unvested, that has an exercise price per share that is less than the Per Share Merger Consideration and that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per share of such option and (ii) the total number of shares of Common Stock subject to such option. At the Effective Time, each option that has an exercise price per share that is greater than or equal to the Per Share Merger Consideration, whether or not exercisable or vested, will be canceled and the holder of such option will not be entitled to receive any payment in exchange for such cancellation.

Pursuant to the Merger Agreement, each award of restricted stock units that corresponds to shares of Common Stock (each, an “RSU Award”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of shares subject to such RSU Award.

Pursuant to the Merger Agreement, at or immediately prior to the Effective Time, each award of performance shares granted under any Company stock plan as to which the performance period has not lapsed, but which is still outstanding, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares that would be issuable assuming achievement of the applicable performance conditions at target (or such higher level of performance as is contractually required), prorated to reflect the portion of the performance period completed through the effective date of the Merger. To the extent that the performance period in respect to any performance share awards lapses prior to the Effective Time, but any shares earned with respect thereto have not been issued prior to the Effective Time, such award will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares that is determined to be payable based on performance during the completed performance period.

Pursuant to the Merger Agreement, the then current offering period under the Company’s Employee Share Purchase Plan will be deemed to end immediately prior to the Effective Time, and the amounts contributed by employees through such time will be notionally applied to the purchase of Common Stock pursuant to the terms of the offering, and the participants in such offering will receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares that were notionally purchased with the available employee contributions.

Other Matters

The Merger Agreement has been included in this filing to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in a confidential disclosure letter provided in connection with the signing of the Merger Agreement. This confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each of the Company’s named executive officers is party to a change of control agreement that affords such officer a specified level of compensation for services rendered, and certain severance and other termination benefits in the event of certain terminations of his or her employment, following a change of control of the Company. Each such named executive officer has agreed to a term sheet (the “Term Sheet”), which contemplates that the executive’s existing commitments will be superseded, effective upon consummation of the Merger, by new arrangements which will include, among other things, the payment to each such officer of a retention bonus generally contingent upon continued service over a period of two years and the officer’s agreement to be bound by certain restrictive covenants described below.

Each named executive officer’s Term Sheet provides that, for the two year period following the Effective Time of the Merger, the following terms and conditions of employment will be effective with respect to each executive officer:

a.	The duties and authorities of each executive officer will be substantially comparable to his or her current duties and authorities, except for any (i) changes that occur because the Company will no longer be a public company and will be a subsidiary and (ii) additional duties and authorities reasonably assigned by the chief executive officer;

b.	The executive officer will receive: (i) base salary at least equal to his or her current base salary, with annual review for possible increase; (ii) short term incentive compensation targets at least equal to current targets; and (iii) long term incentive compensation annual grants at least equal to the executive’s current target long-term incentive value.

c.	Each executive officer will be eligible to receive a special cash retention bonus which is payable in two equal installments on the first and second anniversaries of the date that includes the Effective Time. The aggregate retention bonuses payable for each of our currently-employed named executive officers is:

Named Executive Officer	Aggregate Retention Bonus Amount
J. Greg Ness, Chairman, President and Chief Executive Officer	$6,000,000
Floyd F. Chadee, Senior Vice President and Chief Financial Officer	$2,750,000
Scott A. Hibbs, Vice President and Chief Investment Officer	$1,750,000
Daniel J. McMillan, Vice President – Employee Benefits	$2,000,000

d.	If the executive officer’s employment is terminated “without cause”, the executive is entitled to (i) base salary earned through termination date, (ii) cash bonus earned for the prior year, if not yet paid, (iii) payment of the prorated portion of the cash bonus for the current year based on achievement of the applicable target bonus amount, (iv) all vested long-term incentive awards not yet paid, (v) payment of prorated portion of any then unvested long-term incentive awards, based on achievement of the applicable target bonus amount, (vi) any unpaid portion of the aggregate retention bonus and (vii) continuation of insurance coverage.

e.	Each executive officer agrees that during employment and for 12 months after his or her termination of employment, he or she will not serve as a director or officer of, be employed by, or be a consultant to, any insurance company in the U.S. that provides the same “competitive” products the Company provides. During this period the executive officer also agrees to not solicit the employment of any Company employee or otherwise interfere in the business relationships of the Company and its vendors and customers. However, in the case of each executive officer other than Mr. Ness, in no event will these restrictions continue beyond the third anniversary of the Merger.

f.	After the two-year retention bonus period, each such executive officer will become eligible to participate in the Company’s existing Officer Severance Pay Plan with a severance benefit based on three weeks base salary per year of service, with a minimum of one year of base salary and a maximum of two years of base salary, plus 12 months of group health insurance continuation.

g.	To the extent that any amounts received by the officer are treated as excess parachute payments paid or payable by the Company in connection with the Merger, such payments will be treated in the same manner as is currently provided under their existing change of control agreements.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of July 23, 2015, by and among Meiji Yasuda Life Insurance Company, MYL Investments (Delaware) Inc. and StanCorp Financial Group, Inc.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Meiji Yasuda. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The Company’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s shareholders may obtain a free copy of the Company’s filings with the SEC from the Company’s investor relations website at www.stancorpfinancial.com or by directing a request to: StanCorp Financial Group, Inc., 1100 SW Sixth Avenue, Portland, OR 97204, Attn: Jeff Hallin, Vice President, Investor Relations and Capital Markets, (971) 321-6127, jeff.hallin@standard.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K filed with the SEC on February 26, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 23, 2015.

Forward-looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (4) the effect of the announcement of the proposed merger on the Company’s relationships with its distributors, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 26, 2015, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANCORP FINANCIAL GROUP, INC.

Dated: July 24, 2015

/s/ Floyd F. Chadee
Floyd F. Chadee
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of July 23, 2015, by and among Meiji Yasuda Life Insurance Company, MYL Investments (Delaware) Inc. and StanCorp Financial Group, Inc.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.